FOR IMMEDIATE RELEASE                    For More Information, Contact:
April 21, 2005                           Ana Miles, 864/984-8330
                                         amiles@palmettobank.com



               Palmetto Bancshares, Inc. Surpasses $1 Billion Mark
                     while Increasing Earnings 12.6% during
                               1st Quarter of 2005

UPSTATE, SOUTH CAROLINA - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the quarter ending March 31, 2005, of $3.4 million, a 12.6% gain over the $3.0 million earned for the same period of 2004. Net income per share (diluted) was $0.53, a 10.4% increase over the $0.48 per diluted share reported for the first quarter of 2004. For the quarter ended March 31, 2005, Palmetto Bancshares, Inc. reported a 16.74% return on average shareholders' equity and a 1.37% return on average assets.

Total assets at the end of the first quarter were $1.0 billion, an increase of 14.6%, or $130.6 million, over total assets at March 31, 2004. At March 31, 2005, total loans increased 13.3% to $808.3 million over March 31, 2004, while total deposits rose to $871.1 million, a 7.1% increase over the same periods.

During its March board meeting, the Board of Directors approved a cash dividend of $0.16 per share an increase of 14.3% over the cash dividend of $0.14 declared for the first quarter of 2004.

"These are exciting times for our company reaching the $1 billion mark in the first quarter of our 99th year. This gives us reason for optimism about the rest of the year and acceptance of our brand across the Upstate," said Leon Patterson, chairman and chief executive officer.

Serving the Upstate for more than 99 years, The Palmetto Bank manages $1.7 billion in assets including commercial banking, trust, brokerage and mortgage servicing. The Palmetto Bank is the fifth largest independent state-chartered commercial bank in South Carolina with 31 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, and Spartanburg.


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(Date Reported: April 21, 2005)